Exhibit 99.1

The Chemours Company Reports Third Quarter 2015 Results

Third Quarter 2015 Highlights

•	Net sales of $1.5 billion

•	Adjusted EBITDA of $169 million, a $42 million sequential improvement driven by cost reductions and strong Fluoroproducts performance, partially offset by weak TiO2 environment

•	Adjusted Net Income of $73 million, or $0.40 per diluted share

•	Net loss of $29 million, or a loss of $.16 per diluted share, which included restructuring and impairment costs of $209 million and interest expense of $51 million

Other Highlights

•	Initiated Five-Point Transformation Plan expected to deliver $500 million Adjusted EBITDA improvements through 2017, while strengthening the company’s balance sheet

◦	Shut down production at Edge Moor Delaware facility and a line at the New Johnsonville, Tennessee site, reducing TiO2 capacity by approximately 150,000 tons

◦	Approximately $60 million of cost reductions realized in third quarter, partially offset by unfavorable currency movements and lower TiO2 prices

◦	All actions taken year-to-date expected to deliver $200 million in sustainable run-rate savings

•	Announced fourth quarter dividend of $0.03 per share

Wilmington, Del., November 5, 2015 - The Chemours Company (“Chemours”) (NYSE: CC), a global chemical company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, announced financial results for the third quarter 2015.

Chemours President and CEO Mark Vergnano said, “We accomplished a great deal in our first 90 days as an independent company. The meaningful improvement over the second quarter is just one more sign of our commitment to deliver our five-point transformation plan and the increasing strength of our Fluoroproducts business. We remain focused on our cost reduction targets as demonstrated with over $60 million hitting the bottom line in the third quarter. While TiO2 market conditions remain soft, we are taking prudent actions to drive continued improvements in our Adjusted EBITDA and free cash flow.”

Third quarter net sales were $1.5 billion, a decrease of 9 percent from $1.6 billion in the prior-year quarter. Third quarter net loss was $29 million, or $0.16 per diluted share, versus net income of $107 million in the prior-year quarter, or $0.59 per diluted share on a pro forma basis. Adjusted EBITDA for the third quarter was $169 million versus $235 million in the prior-year quarter. Improved profitability in Fluoroproducts, along with lower year-over-year corporate and other operating costs, were more than offset by 13 percent lower average prices in Titanium Technologies and $68 million of unfavorable currency movements versus the prior-year quarter.

Sequentially, Adjusted EBITDA in the third quarter improved $42 million over the second quarter. This improvement was driven by $60 million of lower costs, Opteon™ growth and improved operations in the Fluoroproducts segment. These benefits were partially offset by 3 percent lower TiO2 pricing and $6 million of unfavorable currency movements versus the second quarter of 2015.

Titanium Technologies
In the third quarter, Titanium Technologies segment sales were $616 million, an 18 percent decline versus the prior-year quarter. Segment Adjusted EBITDA was $78 million, a decline of 59 percent compared to the prior-year quarter. Lower year-over-year pricing and unfavorable currency reduced net sales by 13 percent and 7 percent, respectively, while slightly higher year-over-year volume partially offset lower prices. A 2 percent increase in revenue from volume gains was the result of increased demand in China, EMEA and

North America, partially offset by lower volume in Latin America and parts of Asia Pacific versus the prior-year quarter.

Sequentially versus the second quarter, sales and Adjusted EBITDA decreased 4 percent and 14 percent, respectively. Volume increased by 1 percent with growth in North America and China offset by lower volumes in EMEA and parts of Asia Pacific. Volume gains were offset by a global price decline of 3 percent and unfavorable currency movements of 1 percent versus the second quarter.

Approximately 150,000 tons of TiO2 capacity were shut down in the third quarter between the Edge Moor site and a line at the New Johnsonville site. Customer demand has been shifted to other facilities and collaboration with local and state authorities began as site shutdown activities commenced. As a result of these activities, the company recorded a $126 million charge associated with impairment and employee separation costs. In the fourth quarter, the company expects to benefit from higher utilization across the remaining more efficient asset base.

Fluoroproducts
Fluoroproducts segment sales in the third quarter were $575 million, flat versus the prior-year quarter. Segment Adjusted EBITDA was $89 million, an increase of 27 percent versus the prior-year quarter. More favorable product mix with strong adoption of Opteon™ refrigerants and higher pricing for base refrigerants under regulatory-mandated phase-out in the United States were partially offset by lower refrigerant volumes and increased competitive pressure for fluoropolymers versus the previous year quarter. Segment profitability was also impacted by $34 million of unfavorable currency movements versus the prior-year quarter.

Sequentially versus the second quarter, sales decreased 2 percent, while Adjusted EBITDA increased 65 percent. Higher volume and pricing of fluorochemical products increased sales, but these were offset by weaker demand for polytetrafluoroethylene (PTFE). Normalized plant operations and cost reduction efforts, along with growth from Opteon™ refrigerants, drove the improvement in Adjusted EBITDA versus the second quarter.

Chemical Solutions
In the third quarter, Chemical Solutions segment sales were $295 million, a 4 percent decline versus the prior-year quarter. Segment Adjusted EBITDA was $7 million, $2 million below the prior-year quarter reflecting strong sulfur and cyanide volumes offset by an unplanned plant outage and lower average prices due to product mix.

The company initiated a strategic review of the Chemical Solutions segment during the third quarter. This evaluation is expected to result in a combination of asset sales, site shutdowns, and other measures to improve segment profitability. In connection with the review, the company recorded a pre-tax fixed asset impairment charge in the third quarter of $45 million and a pre-tax goodwill impairment charge of $25 million.

Corporate and Other
Corporate and Other represented a negative $5 million of Adjusted EBITDA. Corporate and Other includes executive and certain public-company costs, as well as legacy environmental and legal expenses that are unrelated to ongoing operations. All remaining functional costs are allocated to the business reporting segments. Third quarter expenses in Corporate and Other declined $28 million versus the prior-year quarter and were $17 million lower than the second quarter. Total allocated and unallocated functional costs declined by $20 million versus the prior-year quarter and $4 million sequentially. Interest expense in the third quarter was $51 million.

A tax benefit of approximately $78 million was primarily the result of restructuring and asset impairment charges recorded and recognized during the third quarter. For the 2015 full year, the company now expects its cash tax rate to be in the low- to mid-20’s percentages. This rate is significantly higher than the effective tax rate primarily due to the tax benefits previously described not expected to be realized in 2015 for cash tax purposes.

On September 30, 2015, gross consolidated debt was $4.0 billion. Debt net of cash was $3.7 billion. During the quarter, the company, along with its lenders, entered into an amendment to the existing credit agreement that strengthens its financial position by providing enhanced liquidity to implement the Transformation Plan. The amendment modified the EBITDA definition in the covenant calculation to allow pro forma benefits of announced cost reduction initiatives.

In the third quarter, the company performed a balance sheet reconciliation pursuant to the Separation Agreement with DuPont and recorded a net payable to DuPont. Approximately $49 million, related to the excess of cash funding versus the target at June 30, 2015, is expected to be paid by December 31, 2015. Additionally, both companies are still finalizing reconciliations of working capital and other accounts, and the net amount due to/from DuPont will be settled pursuant to the Separation Agreement.

Five-Point Transformation Plan
The company reported that cost actions taken year-to-date delivered approximately $60 million of savings in the third quarter. As previously reported, the cost savings initiatives are focused on reducing total controllable costs related to people, services, and facilities. Those actions to date are expected to translate into run-rate sustainable savings of $200 million. Additionally, the company began its portfolio optimization with the strategic review of the Chemical Solutions portfolio. This process is expected to include asset sales, site shutdowns, and other measures to improve segment profitability that will allow the company to refocus its investments on its core business segments.

Outlook
Vergnano commented, “Going forward, we expect to deliver additional cost reductions and organic growth from market adoption of our novel Opteon™ refrigerant product line, a new technology with low global warming potential. In the fourth quarter, we anticipate typical seasonal declines in volumes in our Titanium Technologies and Fluoroproducts segments. Further, TiO2 price remains under pressure. However, we expect these impacts will be offset by continuing progress in cost reductions as we drive improvements across our organization and facilities. These benefits are important as we continue to face uncertain global economic conditions and continued soft TiO2 market dynamics.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Thursday, November 5, 2015 at 10:00 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry. Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™ and Nafion™. Chemours has approximately 8,400 employees across 36 manufacturing sites serving more than 5,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more, information please visit chemours.com.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted net income (loss), Adjusted diluted income (loss) per share and Adjusted EBITDA, which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted net income (loss), Adjusted diluted income (loss) per share and Adjusted EBITDA to evaluate the company’s performance excluding the impact of certain non-cash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our anticipated future operating and financial performance, business plans and prospects, transformation plans, resolution of environmental liabilities, litigation and other contingencies, plans to increase profitability, our ability to pay or the amount of any dividend, and target leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements as further described in the “Risk Factors” section of the information statement contained in the registration statement on Form 10 and other filings made by Chemours with the Securities and Exchange Commission. Chemours undertakes no duty to update any forward-looking statements.

# # #

CONTACT:

MEDIA:
Robert Dekker
Global Corporate Communications Leader
+1.302.773.4509
robert.dekker@chemours.com

INVESTORS:
Alisha Bellezza
Director of Investor Relations
+1.302.773.2263
investor@chemours.com

The Chemours Company
Interim Consolidated Statements of Operations (Unaudited)
(Dollars in millions, except per share)

	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014		2015	2014
Net sales	$1,486	$1,632		$4,357	$4,883
Cost of goods sold	1,222	1,273		3,615	3,824
Gross profit	264	359		742	1,059
Selling, general and administrative expense	157	176		481	532
Research and development expense	18	33		68	110
Employee separation and asset related charges, net	184	—		245	21
Goodwill impairment	25	—		25	—
Total expenses	384	209		819	663
Equity in earnings of affiliates	7	6		18	18
Interest expense	(51)	—		(79)	—
Other income, net	57	(13)		71	16
(Loss) income before income taxes	(107)	143		(67)	430
(Benefit from) provision for income taxes	(78)	35		(63)	108
Net (loss) income	(29)	108		(4)	322
Less: Net income attributable to noncontrolling interests	—	1		—	1
Net (loss) income attributable to Chemours	$(29)	$107		$(4)	$321

Per share data
Basic (loss) earnings per share of common stock	$(0.16)	$0.59	[1]	$(0.02)	$1.77	[1]
Diluted (loss) earnings per share of common stock	$(0.16)	$0.59	[1]	$(0.02)	$1.77	[1]
Dividends per share of common stock	$0.03	$—		$0.58	$—

 1 On July 1, 2015, E. I. du Pont de Nemours and Company distributed 180,966,833 shares of Chemours' common stock to holders of its common stock. Basic and diluted (loss) earnings per common share for the three and nine months ended September 30, 2014 were calculated using the shares distributed on July 1, 2015.

The Chemours Company
Interim Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash	$215	$—
Accounts and notes receivable - trade, net	1,102	846
Inventories	993	1,052
Prepaid expenses and other	120	43
Deferred income taxes	51	21
Total current assets	2,481	1,962
Property, plant and equipment	9,043	9,282
Less: Accumulated depreciation	(5,873)	(5,974)
Net property, plant and equipment	3,170	3,308
Goodwill	169	198
Intangible assets, net	11	11
Investments in affiliates	154	124
Other assets	466	375
Total assets	$6,451	$5,978
Liabilities and equity
Current liabilities:
Accounts payable	$1,009	$1,046
Current maturities of long-term debt	38	—
Deferred income taxes	14	9
Other accrued liabilities	444	352
Total current liabilities	1,505	1,407
Long-term debt	3,924	—
Other liabilities	553	464
Deferred income taxes	379	434
Total liabilities	6,361	2,305
Commitments and contingent liabilities
Equity
Common stock (par value $.01 per share; 180,968,795 shares issued and outstanding as of September 30, 2015)	2	—
Additional paid in capital	625	—
DuPont Company Net Investment, prior to separation	—	3,650
Retained (deficit) earnings	(10)	—
Accumulated other comprehensive (loss) income	(531)	19
Total Chemours stockholders' equity	86	3,669
Noncontrolling interests	4	4
Total equity	90	3,673
Total liabilities and equity	$6,451	$5,978

The Chemours Company
Interim Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Nine months ended
	September 30,
	2015	2014
Operating activities
Net (loss) income	$(4)	$322
Adjustments to reconcile net (loss) income to cash used for operating activities:
Depreciation and amortization	201	185
Other operating charges and credits, net	22	6
Equity in earnings of affiliates, net of dividends received of $0 and $1	(18)	(13)
Deferred tax benefit	(86)	(26)
Asset related charges	191	—
Increase in operating assets:
Accounts and notes receivable - trade, net	(250)	(189)
Inventories and other operating assets	(29)	(6)
Decrease in operating liabilities:
Accounts payable and other operating liabilities	(147)	(266)
Cash (used for) provided by operating activities	(120)	13
Investing activities
Purchases of property, plant and equipment	(392)	(404)
Proceeds from sales of assets, net	8	27
Foreign exchange contract settlements	61	—
Investment in affiliates	(32)	—
Cash used for investing activities	(355)	(377)
Financing activities
Proceeds from issuance of debt, net	3,490	—
Debt repayments	(6)	—
Dividends paid	(100)	—
Debt issuance costs	(79)	—
Payments of long-term capital lease obligations	—	(1)
Cash provided at separation by DuPont	247	—
Net transfers (to) from DuPont	(2,857)	365
Cash provided by financing activities	695	364
Effect of exchange rate changes on cash	$(5)	$—
Increase in cash	$215	$—
Cash at beginning of period	—	—
Cash at end of period	$215	$—

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING ACTIVITIES:
Change in property, plant and equipment included in accounts payable	$(42)	$(11)

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Segment Net Sales	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014	Increase / (Decrease)	2015	2014	Increase / (Decrease)
Titanium Technologies	$616	$754	$(138)	$1,803	$2,249	$(446)
Fluoroproducts	575	572	3	1,715	1,752	(37)
Chemical Solutions	295	306	(11)	839	882	(43)
Net sales	$1,486	$1,632	$(146)	$4,357	$4,883	$(526)

Segment Adjusted EBITDA	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014	Increase / (Decrease)	2015	2014	Increase / (Decrease)
Titanium Technologies	$78	$189	$(111)	$262	$563	$(301)
Fluoroproducts	89	70	19	218	209	9
Chemical Solutions	7	9	(2)	12	16	(4)
Corporate and Other	(5)	(33)	28	(51)	(117)	66
Total Adjusted EBITDA	$169	$235	$(66)	$441	$671	$(230)

Adjusted EBITDA Margin	11%	14%		10%	14%

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Quarterly Change in Net Sales from September 30, 2014
			Percentage change due to:
	2015 Net Sales	Percentage Change vs 2014	Local Price	Currency Effect	Volume	Portfolio/ Other
Total Company	$1,486	(9)%	(5)%	(7)%	4%	(1)%

Titanium Technologies	$616	(18)%	(13)%	(7)%	2%	—%
Fluoroproducts	$575	1%	4%	(6)%	6%	(3)%
Chemical Solutions	$295	(4)%	(4)%	(4)%	4%	—%

Year-to-date Change in Net Sales from September 30, 2014
			Percentage change due to:
	2015 Net Sales	Percentage Change vs 2014	Local Price	Currency Effect	Volume	Portfolio/ Other
Total Company	$4,357	(11)%	(5)%	(4)%	(1)%	(1)%

Titanium Technologies	$1,803	(20)%	(11)%	(5)%	(4)%	—%
Fluoroproducts	$1,715	(2)%	2%	(4)%	2%	(2)%
Chemical Solutions	$839	(5)%	(4)%	(3)%	2%	—%

The Chemours Company
Reconciliations of Non-GAAP Information (Unaudited)

Adjusted EBITDA to Net (Loss) Income
(Dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Total Adjusted EBITDA	$169	$235	$441	$671
Interest	(51)	—	(79)	—
Depreciation and amortization	(70)	(57)	(201)	(185)
Non-operating pension and other postretirement employee benefit costs	10	(3)	(5)	(18)
Exchange gains (losses)	44	(33)	47	(29)
Asset impairments	(70)	—	(70)	—
Restructuring charges	(139)	—	(200)	(21)
Gains (losses) on sale of business or assets	—	1	—	12
(Loss) income before income taxes	(107)	143	(67)	430
(Benefit from) provision for income taxes	(78)	35	(63)	108
Net (loss) income	(29)	$108	$(4)	$322
Less: Net income attributable to noncontrolling interests	—	1	—	1
Net (loss) income attributable to Chemours	$(29)	$107	$(4)	$321

Net (Loss) Income to Adjusted Net Income
(Dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net (loss) income attributable to Chemours	$(29)	$107	$(4)	$321
Restructuring charges	139	—	200	21
Asset impairments	70	—	70	—
Exchange (gains) losses	(44)	33	(47)	29
Non-operating pension and other postretirement employee benefit costs	(10)	3	5	18
(Gains) losses on sale of business or assets	—	(1)	—	(12)
(Benefit from) provision for income taxes	$(53)	$(9)	$(74)	$(14)
Adjusted Net Income	$73	$133	$150	$363

Adjusted earnings per share, basic	$0.40	$0.74	$0.83	$2.01
Adjusted earnings per share, diluted	$0.40	$0.74	$0.82	$2.01